Bloom Energy Responds to Inaccurate and Misleading Statements in Report Published by Hindenburg Research
SAN JOSE, Calif. September 18, 2019 – Today, a report about Bloom Energy published by a known short seller, Hindenburg Research, presented factual inaccuracies, misleading allegations, and drew erroneous conclusions, including about the future viability of Bloom.
We feel obligated to correct the record with respect to certain allegations in the report for our investors, customers, partners and employees. Specifically as detailed below:

•	Of the $701 million of debt reflected on Bloom’s June 30, 2019 balance sheet, $269.5 million is PPA debt that is non-recourse to Bloom.

•	For calendar years 2016 - 2018, Bloom fuel cells have an average life of 4.8 to 5.2 years

•	At these expected fuel cell lives, Bloom estimates future service revenue will exceed future service cost, resulting in longer-term service profit.

•	Distinct from service revenue, Bloom receives product revenue for upgrades to Energy Servers

•	Bloom Energy produces significantly lower emissions than the grid in all states in which it operates
Bloom Energy is an innovative and growing company that delivers important power resiliency and sustainability benefits to customers. Our mission is to make clean, reliable, and affordable energy for everyone in the world. The company’s product, the Bloom Energy Server, delivers highly reliable and resilient, ‘Always-On’ electric power that is clean and sustainable. To date, our 600 Energy Server deployments worldwide have helped customers cumulatively reduce their carbon dioxide emissions by more than 4.5 billion pounds, and have avoided more than 164 billion gallons of water withdrawal compared to electricity generated from the grid.
Bloom Energy also has a proven track record of providing power resiliency and reliability for our customer facilities through our microgrid solutions. These solutions are becoming increasingly important at a time when grid outages are escalating due to aging infrastructure and a higher frequency of natural disasters. We have deployed 85 microgrids globally and powered customer facilities through more than 550 outages in 2018.
Financial Issues
The erroneous and misleading statements in the report include Bloom’s ability to satisfy our convertible debt obligation, our future service costs and the impact of upgrading certain customer sites.
Bloom Debt
Bloom’s debt on the balance sheet, as of June 30th 2019, contains debt that is both recourse to Bloom and non-recourse. As of June 30, 2019, $269.5 million of PPA project company debt is reflected on the balance sheet and is non-recourse to Bloom. The balance sheet debt as of June 30, 2019 does include $432 million of recourse debt, of which $296.2 million represents convertible notes due in December 2020. On or before December 2020, in the event this convertible debt is not converted to equity, Bloom may do one or more of the following: refinancing existing debt, issue new debt or issue equity.

Fuel Cell Life and Service Replacement Liability
When considering Bloom’s service revenue and cost of revenue, Bloom performs detailed estimates of service costs and these estimates are reviewed by the company’s management and used to determine accruals in the company’s audited financial statements. These estimates do include the useful lifespan of the fuel cells within our Energy Servers. As stated in our periodic reports, including the most recent 10Q filed with the SEC, the lives of the early generation fuel cells shipped in the calendar years 2008 to 2013 were in the eighteen months to three years range.
For the latest generation of fuel cells shipped in the calendar years 2016 to 2018, based on field data, these estimated lives are 4.8 years and 5.2 years respectively. At these useful lifespans, Bloom estimates that the future service revenue will exceed future service cost resulting in longer-term service profit. However, given that there are still some systems in the fleet where the deliveries were prior to 2016 and expected lives are less than 4.8 years, Bloom is still experiencing losses in its service P&L. Over the past four quarters, Bloom has achieved a range of outcomes from $6.7 million in GAAP service loss to $4.1 million in GAAP service profit as reflected in the company’s periodic reports filed with the SEC.
Fuel cells lives do have a range, and the 2018 vintage estimate of 5.2 years is an average for the vintage. Even among Servers deployed in 2012-2013, which had much less than the expected 5.2 year lifespan of today’s Servers, in excess of 50 individual fuel cell modules have been in the field for greater than 6 years.
An additional factor to consider when looking at long-term service cost is the increasing density factor of each new generation of Bloom energy servers. For example, fuel cell modules shipped in 2016 were rated at 25 kilowatts per module. Today each module is rated at 50 kilowatts. This translates to fewer future replacement modules being needed as the density factor increases.
Server Upgrade Economics
Where it makes sense for both our customer and for Bloom, Bloom will upgrade the systems by replacing the older generation Energy Servers with newer generation Energy Servers. This is similar to a service provider periodically upgrading servers in a data center. This is distinct from our standard operations and maintenance service where we replace the fuel cell module only. In these upgrade situations, Bloom generally receives incremental cash, and reports the associated equipment revenue with these upgrades at the time of the upgrade. On occasion, as occurred in Q2 2019, there may be some write-offs related to these upgrades. Any impact from these write-offs, whether cash or non-cash, are factored into the overall upgrade transaction economics and are generally covered by the cash proceeds and revenue recognized. The Q2 2019 transaction also had certain indemnifications for which cash was not outlaid, but set aside as restricted under certain triggers, and that restricted cash will be released pro rata over five years starting in Q3 of 2020.
Environmental Issues
The report by short seller Hindenburg Research also contains inaccurate and misleading statements regarding the environmental attributes of Bloom Energy Servers.
Greenhouse Gas Emissions
Bloom Energy Servers produce significantly lower emissions than the grid in all states in which they operate.

Leading environmental nonprofit organizations, the World Resources Institute, WattTime and Rocky Mountain Institute recommend marginal rather than average emissions factors, be used for analysis of policies whose goal is to reduce carbon emissions.
Based on this methodology, Bloom Energy Server emissions should be compared with the non-baseload or marginal emissions rate of combustion based generation plants whose output is reduced when a Bloom project is deployed onsite. Based on this methodology, Bloom Energy Servers reduce CO2 emissions in every state where they are deployed as shown by the graphic below:
Bloom Energy Servers deployed since 2012 running on natural gas produce nearly 50% less carbon emissions compared to the average of U.S. combustion power generation.
In fact, Bloom Energy provides the most efficient commercially available way to convert gas to delivered electricity resulting in greatest reduction of carbon dioxide emissions compared to any other commercially available natural gas based generator.
For example, the latest 250-kilowatt Bloom Energy Server, with a peak efficiency of 65 percent outperforms even the recently announced world-record-holding GE/EDF 605-megawatt, combined cycle gas turbine (CCGT), even before taking line losses, weather related impacts on CCGTs, or capacity factors into account.
Hazardous Waste
Bloom Energy Servers generate electricity using natural gas, biogas or hydrogen as fuel. In instances where natural gas is used as fuel, we remove certain compounds from the gas, such as sulfur, which would otherwise result in sulfur oxides emissions that are harmful to the environment. The process of cleaning up the gas also captures trace amounts of benzene in our clean-up canisters. Each removed clean-up canister contains roughly as much benzene as you might find in a gallon of regular gas. From a site producing sufficient electricity to power a big box store, Bloom Energy would generally expect to replace one canister every 18 to 24 months. Bloom Energy collects the removed canisters from customers’ sites, and we handle them in accordance with all state and federal requirements.
It is true that the EPA is seeking to collect approximately $1M in fines from the company. This stems from a time when the company, with the approval of certain states, utilized an environmental regulatory exemption which the EPA later concluded should not apply to the company’s new and innovative technology. We are continuing to work closely with the EPA to resolve this matter.

Finally, Bloom Energy’s dispute with the waste management company mentioned in the report was unrelated to the proper disposal of waste products.
Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding
Bloom Energy’s convertible debt, estimated lives of fuel cells, anticipated future service revenue, cost and profit, estimated future costs to replace full energy servers, potential write-offs related to upgrades, expected timing of the receipt of cash in connection with the Q2 2019 upgrade.

Bloom will not undertake to respond to any future reports such as this Hindenburg Research report, and our choosing not to respond should not in any way be construed as our endorsing the accuracy of such reports.
About Bloom Energy
Bloom Energy’s mission is to make clean, reliable, and affordable energy for everyone in the world. The Company’s product, the Bloom Energy Server, delivers highly reliable and resilient, ‘Always-On’ electric power that is clean and sustainable. Bloom’s customers include twenty-five of the Fortune 100 companies and leaders in cloud services and data centers, healthcare, retail, financial services, utilities and many other industries. For more information, visit www.bloomenergy.com
Investor Contact:
Mark Mesler
Vice President, Investor Relations
Bloom Energy
T: 408.543.1743
Mark.mesler@bloomenergy.com

Media Contact:
David McCulloch
Vice President, Communications
Bloom Energy
T: 408.543.1087
David.McCulloch@bloomenergy.com